Exhibit 2.1

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

PURCHASE AGREEMENT

EASTPARK GROUP II, L.L.C.

Dated: December __3_ , 2003

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EXHIBITS

Exhibit 1.8	Legal Description of the Property

Exhibit 2.2	Form of Escrow Agreement

Exhibit 3.2	Schedule of Documents to be Delivered to the Company

Exhibit 4.2	Title Insurance Requirements and Endorsements

Exhibit 4.2(a)	Survey Requirements

Exhibit 5.1(c)(i)	Copy of Tenant Lease

Exhibit 5.1(c)(ii)	Copy of Letter of Credit

Exhibit 6.1(h)(1)	Form of Tenant Estoppel Certificate

Exhibit 6.1(h)(2)	Form of Assignment and Assumption of Lease Agreement

Exhibit 6.1(h)(3)	Form of Memo of Lease

Exhibit 11.1(c)	Deed

Exhibit 11.1(d)	FIRPTA Certificate

Exhibit 11.1(e)	Owner’s Certificate re: Representations and Warranties

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SUMMARY OF TERMS

OWNER:	Eastpark Group II, L.L.C.,
a North Carolina limited liability company

OWNER’S ADDRESS:	c/o Capital Associates
1100 Crescent Green, Suite 115
Cary, NC 27511
Attn: Thomas R. Huff

AGGREGATE PURCHASE PRICE:	$5,800,000

TENANT:	Elster Electricity, LLC
a Delaware limited liability company

First American Title Insurance Company
1801 K Street, N.W., Suite 200-K
LOCATION OF CLOSING:	Washington, D.C. 20006

PURCHASE AGREEMENT

PREAMBLE:

     THIS PURCHASE AGREEMENT (this “Agreement”) is made as of the _3      day of December, 2003 (the “Effective Date”), by and between GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), as purchaser, and EASTPARK GROUP II, L.L.C., a North Carolina limited liability company, (the “Owner”), as seller, of all of the fee simple interest of the Property.

RECITALS:

A.     Owner is the owner of the property (hereafter the “Property”), as more particularly described in Exhibit 1.8 attached hereto, which term Property shall include the land and all Improvements (as hereinafter defined) thereon, together with all rights and appurtenances pertaining to such land, but only to the extent any such rights exist and can be conveyed by Owner, including, without limitation: (i) all minerals, oil, gas, and other hydrocarbon substances thereon; (ii) all rights, titles and interests of Owner in and to adjacent strips, streets, roads, avenues, alleys and rights-of-way, public or private, open or proposed, including any rights in vault space adjacent to or within the boundaries of such land; (iii) all easements, covenants, privileges, and hereditaments, whether or not of record; (iv) all access, air, water, riparian, development, utility, and solar rights; (v) all signs, appliances, security systems, fixtures, mechanical systems, landscaping and other property owned by Owner located at the Property, but excluding items of property owned by Tenant (as hereinafter defined) that may be removable under the Lease; (vi) all site plans, surveys, plans and specifications, and floor plans relating to the Property; (vii) all warranties, guarantees and bonds relating to the Property; and (viii) all permits, licenses, certificates of occupancy, and other governmental approvals which relate to the Property.

B.     The Company desires to acquire, and Owner desires to sell, the Property, upon and subject to the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the meanings hereinafter set forth (such meanings to be applicable to the singular and plural forms of such terms and the masculine and feminine forms of such terms):

     Section 1.1 “Business Day” shall mean any day excluding Saturday, Sunday and any day which in the State of North Carolina is a legal holiday or a day on which banking institutions are authorized by law or by other governmental actions to close.

     Section 1.2 “Environmental Law” shall mean any present and future law and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits and other requirements or guidelines of governmental authorities applicable to the Property and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 33 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 1101 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and any so-called “Super Fund” or “Super Lien” law, any law requiring the filing of reports and notices relating to Hazardous Materials, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety).

     Section 1.3 “Governmental Authorities” shall mean any commission, department or body of any municipality, township, city, county, state or Federal governmental unit having jurisdiction over any of the Property or the ownership, management, operation, use or improvement thereof.

     Section 1.4 “Hazardous Conditions” refers to the presence on, in or about any of the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristics of which fail to comply with applicable Environmental Laws.

     Section 1.5 “Hazardous Materials” shall mean (i) any asbestos and any asbestos containing material, (ii) any substance that is then defined or listed in, or otherwise classified pursuant to, any Environmental Law or any other applicable law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “infectious waste,” “toxic substance,” “toxic pollutant” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, or Toxicity Characteristic Leaching Procedure (TCLP) toxicity, (iii) any petroleum and drilling fluids, produced waters, and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources, and (iv) any petroleum product, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive material (including any source, special nuclear, or by-product material), medical waste, chlorofluorocarbon, lead or lead-based product, and any other substance whose presence could be detrimental to the Property or hazardous to health or the environment.

     Section 1.6 “Improvements” shall mean all buildings, parking areas, signs, driveways, site improvements, structures and other improvements located on the Property.

     Section 1.7 “Purchase Price” means the amount, in U.S. dollars, that is identified in the Summary of Terms.

ARTICLE II
PURCHASE PRICE AND DEPOSIT

     Section 2.1 Payment of Purchase Price. On the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Owner shall sell, transfer, convey, assign, and deliver to the Company, and the Company shall purchase and accept from Owner all the right, title, and interest of Owner in and to the Property for an aggregate purchase price (the “Aggregate Purchase Price”) in the amount stated in the Summary of Terms in U.S. Dollars. The Aggregate Purchase Price will be adjusted as explicitly set forth in this Agreement.

     Section 2.2 Deposit and Escrow Agreement. Simultaneously with the execution of this Agreement, the Company shall place in escrow with First American Title Insurance Company in Washington, DC (the “Title Company”) the sum of Fifty Thousand Dollars ($50,000.00), representing an initial deposit, to be held in a commercial bank in a federally-insured account in accordance with an Escrow Agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit 2.2. Upon the expiration of the Study Period, unless this Agreement is terminated, the Company shall deliver an additional One Hundred Thousand Dollars ($100,000.00), representing an additional deposit (the initial deposit and the additional deposit, together with accrued interest thereon, are herein referred to as the “Deposit”). The Deposit shall be disbursed by the Title Company in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

ARTICLE III
STUDY PERIOD

     Section 3.1 Term of Study Period. The term “Initial Study Period” shall mean the period commencing on the Effective Date and ending at midnight on the date that is forty-five (45) days after the Effective Date. Provided Company has ordered the Third Party Reports (as herein defined) within five (5) Business Days after final execution of this Agreement, the Company shall have the right to extend the Initial Study Period (the “Extended Study Period”) by giving notice to Owner prior to the end of the Study Period for either (i) fifteen (15) days, until the date that is sixty (60) days after the Effective Date, as a result of any unforeseen delay in its receipt of any report to be delivered to it by third parties in connection with its investigation of the Property, including but not limited to the Commitment, Survey, MIA Appraisal, Environmental Assessment and Additional Environmental Assessments (all as hereinafter defined) (collectively, the “Third Party Reports”); or (ii) as otherwise provided in Section 3.3. The Initial Study Period as extended by the Extended Study Period is hereinafter referred to as the “Study Period.” If on or before the expiration of the Study Period, the Company, in its sole and absolute discretion, shall elect not to proceed to the Closing for any reason whatsoever, then (i) the Company shall have the right to terminate this Agreement by giving written notice of termination to Owner on or before the expiration of the Study Period, whereupon this Agreement shall automatically terminate, the Deposit shall be returned to the Company, and neither party shall have any further rights or obligations under this Agreement, except as expressly set forth in Section 12.3 and Articles 14, 16 and 18 of this Agreement; and (ii) Company shall repair and restore any damage to the Property, any property of Tenant, or to any persons caused by the entry of Company, its agents, employees, or contractors onto the Property pursuant to this Article III.

     Section 3.2 Information Disclosure and Testing. Until the Closing hereunder, the Company and its agents and representatives shall have the right: (a) to have full and complete access, during normal business hours and with reasonable advance notice to Owner, to inspect the books, records, files, operating statements, and other information relating to the Property (except for information relating to Owner’s loan with BB&T) and related correspondence files; and (b) subject to the requirements of the Lease, to enter upon the Property during normal business hours, taking care to avoid causing an unreasonable disruption of the operations of the Property, to make such inspections, reviews, surveys, soil tests, hydrology tests, environmental tests, and other tests or investigations as the Company may reasonably deem appropriate. The Company shall order all Third Party Reports within five (5) Business Days after the Effective Date. Owner has delivered to the Company, at no cost to the Company, legible, true, correct and complete copies of the items set forth in Exhibit 3.2. In addition, Owner agrees to make available to the Company upon request from time to time any other information reasonably requested by the Company, and in the possession of Owner, relating to the Property. From and after the Effective Date, the Company shall be entitled to communicate directly with Tenant and any Governmental Authorities in connection with the Company’s proposed purchase, development or operation of the Property, provided that the Company shall not disclose to the Governmental Authorities the results of any Third Party Reports or any information relating to the Property or its operation, the disclosure of which might be detrimental to Owner or Tenant, except to the extent that, in the opinion of counsel to the Company, the Company is required by law, court order, governmental order or decree to disclose such results or is otherwise known or available to the public or to any Governmental Authority. The exercise by the Company of any of the preceding or any other act of the Company shall not negate any representation, warranty or covenant of Owner or modify any of the Company’s rights or Owner’s obligations in the event of any breach by Owner of any of its representations, warranties or covenants under this Agreement.

     Section 3.3 Environmental Assessments and Additional Environmental Assessment. During the Study Period, the Company shall have the right to have an environmental consultant or other professional perform a “Phase I” environmental inspection and assessment (an “Environmental Assessment”) of the Property and shall, after receipt of a final report for the Environmental Assessment, deliver a copy thereof to Owner. In the event (a) the results of the Environmental Assessment are inconclusive, in the Company’s sole judgment or (b) the results of the Assessment reveal environmental matters unacceptable to the Company, in the Company’s sole judgment, the Company shall provide written notice thereof to Owner within three (3) Business Days after receipt of the results. If the Company desires to perform additional so-called “Phase II” inspections and tests (each, an “Additional Environmental Assessment”), the Company shall provide notice of such request to Owner. Owner shall have the option to either permit the Company to perform the Additional Environmental Assessment and to extend the Closing Deadline for thirty (30) days in order to complete such Additional Environmental Assessment, or to refuse to allow the Company to perform the Additional Environmental Assessment. If Owner refuses to allow the Company to perform the Additional Environmental Assessment, the Company shall have the right to either (x) waive the request for the Additional Environmental Assessment and proceed to Closing, or (y) terminate this Agreement and receive a refund of the Deposit, in which event the parties shall have no further obligations except as expressly set forth in Section 12.3 and Articles 14, 16 and 18 , and except that Owner shall reimburse Company for Company’s Due Diligence and Contract Costs (as hereinafter defined).

The Company shall provide to Owner a copy of all Additional Environmental Assessments upon Owner’s request. In the event the Environmental Assessment and/or the Additional Environmental Assessment reveal that a Hazardous Condition exists at the Property, the Company shall have the right to request Owner to take appropriate remedial actions with respect to such Hazardous Condition by giving written notice to Owner on or before the date that is ten (10) Business Days after the Company receives the last of the Environmental Assessment and the Additional Environmental Assessment. Within five (5) Business Days of receiving such notice, Owner may, at its option, elect to take remedial actions with respect to such Hazardous Condition or to refuse to take remedial action, such election to be given by written notice to the Company. If Owner elects to take remedial action, then Owner may extend the Closing Deadline for up to thirty (30) days in order to effect the remedial action. If Owner elects not to take remedial action, then the Company shall have the option of (a) waiving its request of remediation and proceeding to the Closing, or (b) terminating this Agreement whereupon the Deposit shall be returned to the Company, and the parties shall have no further rights or obligations hereunder other than those set forth in Section 12.3 and Articles 14, 16 and 18.

ARTICLE IV
TITLE

     Section 4.1 State of Title. At the Closing, Owner shall own, beneficially and of record, good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions (as herein defined) and matters that will be paid off by Owner at Closing.

     Section 4.2 Title Commitment; Survey. The Company shall obtain a commitment, together with legible copies of documents referred to in such commitment (a “Commitment”), for an owner’s policy of title insurance covering the Property, including the requirements and endorsements set forth in Exhibit 4.2. In addition, the Company shall obtain a current plat of survey of the Property, including the Improvements (a “Survey”) prepared by a licensed surveyor. The Survey shall be prepared in accordance with the requirements set forth in Exhibit 4.2(a) and shall be certified to the Company, the Company’s assignee (if any), the Company’s lenders and the Title Company. The Company shall deliver copies of the Commitment and the Survey to Owner within five (5) Business Days after receipt by Company.

     Section 4.3 Permitted Exceptions. The Company shall have the right to object, in its sole and absolute discretion, to any exceptions to title, or to any matter shown on the Survey, by giving written notice to Owner on or before the date that is ten (10) Business Days after the Company receives the last of the Commitment and the Survey. Within ten (10) days of receiving such notice, Owner shall, at its option, as to any such exception or other matter of a non-monetary nature, either (a) use reasonable efforts to remove, correct and cure such defects or such other matters, or (b) refuse to remove, correct and cure such defects or other matters; provided, however, that notwithstanding anything herein to the contrary, as to any such defect or other matter of a monetary nature that can be cured by the payment of money, such as a judgment, lien or tax, Owner shall cause such defect or other matter to be discharged and released at Closing, provided that in no event shall Owner be obligated to incur costs for the removal of such matters of an amount in excess of Net Proceeds. “Net Proceeds” shall mean the amount to be received by Owner at Closing, exclusive of all commissions, mortgage payoff, closing costs and proration of taxes, expenses and rents. If Owner elects not to cure or have discharged or released any such defects, liens or encumbrances, then the Company shall have the remedies provided in Section 4.4 below. If the Company fails to provide such written objection, then the Company shall be deemed to have approved all matters affecting title disclosed in the Commitment and Survey as of the date thereof, as applicable (the “Permitted Exceptions”); provided, that, in no event shall any lien or encumbrance of a monetary nature be considered a Permitted Exception. Owner hereby irrevocably authorizes the Title Company to deduct from the Aggregate Purchase Price at the Closing all sums necessary to pay off and discharge any and all such liens or encumbrances to the extent that such sums do not exceed the Net Proceeds.

     Section 4.4 Owner’s Election. If Owner elects not to endeavor to cure or fails to cure the Company’s title and Survey objections, then the Company shall have the option of either (a) waiving the objections (in which case such exceptions shall thereafter be treated as Permitted Exceptions) and proceeding to the Closing, or (b) terminating this Agreement whereupon the Deposit shall be returned to the Company and the parties shall have no further rights or obligations hereunder other than those set forth in Section 12.3 and Articles 14, 16 and 18. To the extent the Company accepts the title to the Property and after the Study Period and prior to Closing, a defect in title or an intervening lien materializes which was not reflected in the Commitment or Survey, the Company shall provide written notice to Owner of said lien or defect and Owner may elect to either remove, correct or cure such defect or to refuse to do so. If Owner elects to cure the defect, then the Closing Deadline may be extended to allow for a full 30-day period to cure the defect. If Owner refuses to remove, correct or cure such defects or such other matters, the Company may, at its option, (A) terminate this Agreement, whereupon the Deposit shall be returned to Company, and the parties shall have no further rights or obligations hereunder other than those set forth in Section 12.3 and Articles 14, 16 and 18, or (B) elect to accept title to the Property and discharge or release any liens, encumbrances or other matters of a monetary nature or which may otherwise be discharged, released or removed by the payment of a monetary sum and reduce the Aggregate Purchase Price by the amount necessary to correct or cure such monetary liens, encumbrances or other matters; provided, however, such reduction shall not exceed Net Proceeds. Nothing set forth in this Article 4 shall limit the Company’s right to terminate this Agreement as set forth in Article 3.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

     Section 5.1 Owner’s Representations. Owner represents and warrants to the Company that the representations and warranties set forth below are true and correct on and as of the Effective Date, and shall be true and correct in all material respects on and as of the date of the Closing, except as to any matters for which Owner provides written notice to Company of a change in any such representation or warranty:

          (a) Due Execution; Authority. (i) Owner is duly formed, validly existing and in good standing as a limited liability company under the laws of the State of North Carolina; (ii) this Agreement is, and all the documents to be delivered by Owner pursuant to this Agreement (the “Owner Closing Documents”) will be, when executed by Owner, binding on and enforceable against Owner in accordance with their respective terms; (iii) there are no other consents required to authorize Owner’s entry into and performance of this Agreement, the Owner Closing Documents and/or the transactions contemplated hereby or thereby; (iv) this Agreement, the Owner Closing Documents and the transactions contemplated hereby and thereby have been, or will have been prior to the Closing, approved by all necessary action of Owner; and (v) the execution and delivery of the Owner Closing Documents do not and will not constitute a breach or default under any agreement by which Owner is bound, or by which any of Owner’s property is encumbered.

          (b) Contracts. There are no contracts entered into by Owner or its agents relating to the ownership, management, leasing, parking, operation, maintenance or repair of the Property (“Contracts”).

          (c) Tenant Leases.

               (i) Exhibit 5.1(c)(i) attached hereto sets forth a true and complete copy of the existing lease (the “Tenant Lease”) for the Property between Owner and ABB Power T&D Company (“Original Tenant”) as the original tenant, and the assignment to Elster Electricity, LLC, a Delaware limited liability company (the “Tenant”), including any subleases, licenses, amendments, assignments, side letters, option exercise letters and any other documents, certificates or instruments which may create future obligations under the Tenant Lease. There are no tenants with whom Owner has entered into a written lease agreement and, to the best of Owner’s knowledge, there are no tenants or other parties in possession of any part of the Property, except Tenant or as may otherwise be set forth in the Permitted Exceptions, and no one other than the Tenant has any right to occupy, operate or manage any part of the Property. The Tenant Lease is the only lease or other right or grant of occupancy of all or any part of the Property and neither Tenant nor any other person or entity has a right of first refusal, option, right, or other right to purchase all or any portion of the Property.

               (ii) The Tenant Lease has been duly authorized and executed by Owner and, to the best of Owner’s knowledge, by the Tenant. The Tenant Lease is in full force and effect according to the terms set forth therein. Owner has performed or paid all obligations required to be performed or paid by it under the Tenant Lease and is not in default of any of its obligations under the Tenant Lease, including but not limited to any obligations with respect to structural repair and maintenance of the Improvements. To the best of Owner’s knowledge, there are no uncured defaults by Tenant under the Tenant Lease and Tenant has not asserted any defense to, offsets or claims against rent payable by it or obligations under the Tenant Lease. Notwithstanding the preceding, Company has been advised by Owner, as of the date of this Agreement, the Replacement Letter of Credit (as herein defined) has not been provided by Tenant to Owner. Further, on October 7, 2003, Owner received notice of a downgrade of Tenant’s insurance company from an “A-” rating to a “B+” rating. The existence of the matters set forth in the preceding two sentences shall not be deemed a misrepresentation of any matter set forth herein by Owner. Owner has no reason to believe that Tenant is or may become unable or unwilling to cure in a timely manner or perform, as the case may be, any or all of its obligations under the Tenant Lease. The Tenant is in occupancy of its premises under the Tenant Lease, and, to the best of Owner’s knowledge, Tenant does not intend to abandon is premises or default under the Tenant Lease. To the best of Owner’s knowledge, no claim, controversy, dispute, quarrel or disagreement exists between Tenant and Owner. Tenant has not prepaid any rent more than one (1) month in advance. All of the improvements to be constructed by Owner, required under the Tenant Lease and in all collateral agreements, plans and specifications respecting same, have been completed as so required. Owner has not at any time knowingly waived any provision under the Tenant Lease. Owner has not granted any concessions to Tenant except as disclosed in the Tenant Lease.

          (d) Letter of Credit. Exhibit 5.1(c)(ii) attached hereto is a true and complete copy of the letter of credit (the “Letter of Credit”) delivered to and currently being held by Owner ‘s lender, Branch Banking and Trust Company (“BB&T”) pursuant to the applicable provisions of the Tenant Lease. The Letter of Credit is in full force and effect strictly according to the terms set forth therein. Owner has been advised by Tenant that Tenant intends to provide an amendment to the Letter of Credit (the “Replacement Letter of Credit”) to provide for transferability to a new beneficiary. There have been no draws against the Letter of Credit by Owner or by any third party.

          (e) Leasing Commissions. Owner has paid and discharged all obligations to pay any leasing commissions with respect to the initial Tenant Lease, except that commissions owed on the Lease extension are to be paid by Owner to Capital Associates Limited Partnership at Closing of the sale of the Property.

          (f) Condemnation. Owner has no knowledge of any pending or contemplated condemnation proceedings affecting all or any part of the Property. Owner has been contacted by the North Carolina Department of Transportation regarding an easement to install stormwater piping and rip rap and to release water upon a portion of the Property.

          (g) Structural. To the best of Owner’s knowledge, no structural, mechanical, electrical, plumbing, roofing or other major systems of any Improvements are in need of material repair or replacement. Neither Owner nor, to the best of Owner’s knowledge, Tenant has received any written notice from any insurance company or Governmental Authority of any defect or inadequacy in connection with the Property’s structure or systems which has not heretofore been cured.

          (h) Zoning/Violations. To the best of Owner’s knowledge, the Property is currently zoned with a classification that permits the ownership, operation, development, construction, and use of the Property as currently being used without special exception or permit. To the best of Owner’s knowledge, there is not now pending nor is there any proposed or threatened proceeding for the rezoning of the Property or any portion thereof. Owner has no knowledge of nor has Owner, or to the best of Owner’s knowledge, Tenant received any written notice from any Governmental Authority that any zoning, subdivision, environmental, hazardous waste, building code, health, fire, safety or other law, order, ordinance or regulation is violated by the continued maintenance, operation or use of the Property, including, without limitation, any Improvements located thereon or any parking areas. On or before the Closing Deadline, Owner shall cure (or escrow sufficient funds at Closing with the Title Company to cure) all violation notices issued with respect to the Property resulting from any omission or affirmative act of Owner or its representatives.

          (i) Permitted Exceptions. Owner and, to the best of Owner’s knowledge, Tenant have performed all obligations under and are not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way and easements constituting one or more of the Permitted Exceptions for the Property.

          (j) Permits, Etc. To the best of Owner’s knowledge, all permits, licenses, authorizations and certificates of occupancy required by Governmental Authorities for the management, occupancy, leasing and operation of the Property are in full force and effect and will remain in full force and effect after the Closing.

          (k) Litigation. Owner has received no notice of any dispute, proceeding, suit or litigation relating to the Tenant Lease or the Property, and to the best of Owner’s knowledge, no such dispute, proceeding, suit or litigation is threatened in any tribunal.

          (l) FIRPTA. Owner is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          (m) Indebtedness. No material defaults or events of default (as defined therein) have occurred and are continuing under the terms of any documents evidencing or securing indebtedness which is secured by the Property or for which Owner is liable.

          (n) Material Change. Neither Owner nor, to the best of Owner’s knowledge, Tenant has received written notice from any Governmental Authority of any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Property, or any natural or artificial condition upon or affecting the Property, or any part thereof, which would result in any material change in the condition of the Property or any part thereof, or would in any way limit or impede the operation or development of the Property.

          (o) Accuracy of Documents. To the best of Owner’s knowledge, all documents and records to be delivered pursuant to Section 3.2 will be true, correct and complete copies of the documents and records required to be delivered and will accurately reflect the matters contained therein.

          (p) Not Misleading. Without limiting the representations and warranties of Owner herein, to the best of Owner’s knowledge, the representations and warranties of Owner in this Agreement do not make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

          (q) Tax Matters. Owner has relied solely on its own counsel for advice on any and all federal, state and local tax matters relating to this Agreement and the transactions contemplated herein and has not relied on any advice or representations of the Company, or its counsel with respect to any federal, state and local tax matters relating to this Agreement or the transactions contemplated herein.

          (r) Warranties. To the best of Owner’s knowledge, neither Owner nor Tenant has released or modified any warranties of builders, contractors, manufacturers or other trades persons that have been given to Owner.

          (s) Utilities. To the best of Owner’s knowledge, usable sanitary and storm sewers, public water, and electrical utilities (collectively, the “Utilities”) of adequate capacity required for the operation of the Property, are installed in, and are duly connected to, the Property and can be used without any charge except the normal user charges for sanitary sewers and the normal and usual charges imposed for public water and electric utilities.

          (t) Bankruptcy. Owner has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Owner’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Owner’s assets, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of Owner’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

     Section 5.2 Knowledge. For purposes of this Agreement, the phrase “to the best of Owner’s knowledge” or words of similar import, shall mean that the applicable party has conducted a reasonable review of its files and interviewed current employees in positions of responsibility on the subject and such review and interviews did not disclose any information contrary to the accuracy or veracity of any such representation or warranty.

     Section 5.3 Supplemental Information. Owner shall provide written notice to the Company at any time and from time to time after the Effective Date through the Closing if it acquires any information that any of the representations or warranties made in this Agreement were inaccurate in any material respect as of the Effective Date or will be inaccurate in any material respect as of the Closing.

ARTICLE VI
COVENANTS AND ADDITIONAL OBLIGATIONS OF OWNER

     Section 6.1 Covenants of Owner. Owner agrees that from the date of this Agreement to the Closing, it will:

          (a) Insurance. Maintain or cause Tenant to maintain all insurance required in accordance with Section 8.04 of the Tenant Lease, provided that on September 7, 2003, Owner was advised that the rating of Tenant’s insurance company has been downgraded from a “A-” to a “B+”. Owner agrees to cooperate with the Company and to use all commercially reasonable efforts to enforce Tenant’s requirement under the Tenant Lease to obtain a replacement insurance policy (the “Replacement Insurance Policy”), in form and content satisfactory to the Company, on or before January 1, 2004, or as soon as possible thereafter. This Section 6.1(a) shall survive the Closing until such time as Tenant produces the Replacement Insurance Policy and it becomes effective.

          (b) Contracts and Business Practice. Not become a party to any new licenses, equipment leases, contracts or agreements of any kind relating to the Property, except for such contracts or agreements as will be terminated at or prior to the Closing without cost or, expense to the Company, or contracts which the Company agrees in its sole discretion to assume at the Closing, without having obtained in each case the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, and any requests for consent shall be responded to within ten (10) Business Days of receipt of request therefor. Except, as otherwise provided in this Article 6, Owner shall continue and shall require Tenant to continue to manage, maintain and operate the Property in accordance with the Lease.

          (c) Compliance With Laws. Not knowingly take, allow or fail to take any action that will cause the Property to fail to comply with any federal, state, municipal and other governmental laws, ordinances, requirements, rules, regulations, notices, codes and orders, or any agreements, covenants, conditions, easements and restrictions currently in effect relating to the Property.

          (d) Notices. Promptly upon receipt, provide the Company with copies of all written notices delivered or received under the Tenant Lease received from Tenant, neighboring property owners, any insurance company which carries insurance on the Property, from any Governmental Authorities or from any other person or entity with respect to the Property or any portion thereof.

          (e) Conditions To The Closing. Use good faith commercially reasonable efforts prior to the Closing to satisfy all conditions to the Closing which are within Owner’s power to satisfy.

          (f) No Sale or Encumbrance. Owner shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all, or any part of any Property or any interest therein, nor initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of any Property.

          (g) Contracts. Owner shall not terminate, modify, extend, amend or renew the Tenant Lease or any Contract or enter into any new lease or contract. Notwithstanding the foregoing, Owner shall terminate all Contracts relating to the Property as of Closing, except the Tenant Lease and any Contracts that Company requires or agrees to assume in writing, to remain in effect after the Closing.

          (h) Lease. No later than ten (10) days prior to the Closing, Owner shall deliver to the Company an Estoppel Certificate (“Estoppel”), fully executed by Tenant and dated not more than thirty (30) days prior to Closing, substantially in the form attached hereto as Exhibit 6.1(h)(1). At Closing, Owner shall execute and deliver to the Company an executed Assignment and Assumption of Lease Agreement (the “Lease Assignment”) substantially in the form attached hereto as Exhibit 6.1(h)(2), and a Memorandum of Lease (the “Memo of Lease”) substantially in the form attached hereto as Exhibit 6.1(h)(3), unless a Memo of Lease has already been recorded, in which event an Amendment to the Memorandum of Lease shall be required to reflect ownership of the property by Company; provided, however, that if, after using reasonable efforts, Owner is unable to obtain the signature of ABB, Inc. to the Lease Assignment, Owner shall deliver a Lease Assignment executed only by Owner and Company in the form attached; and provided, further, that Owner shall not be required to incur any costs or confer any financial benefit on ABB, Inc. in order to satisfy its obligations pursuant to this Section 6.1(h). The effective date of such Lease Assignment shall be the date of the Closing.

          (i) Fulfillment of Obligation. To the extent Owner is obligated, pursuant to any contract, agreement, covenant, lease, including the Tenant Lease, or other understanding entered into prior to the Effective Date with Tenant, any governmental subdivision or any other third party, to effect any construction, make any improvements or take any action, Owner shall cause any such construction, improvements and/or action to be taken, completed and fully paid for by Owner, at its expense, prior to the Closing. No such obligation shall be unfulfilled, and no liability for or payment in respect of any obligation shall be unsatisfied as of the Closing.

          (j) Letter of Credit. Owner shall use its best efforts to (i) cause Tenant or ABB, Inc. to provide the Replacement Letter of Credit, together with any additional requirements reasonably requested by Company, to assure the assignability thereof to Owner or its designee; provided, however, that Owner shall not be required to incur any costs, directly or indirectly, in connection with its obligations pursuant to this Section 6.1(j).

ARTICLE VII
ENVIRONMENTAL MATTERS

     Section 7.1 Representations and Warranties. Owner represents and warrants to the Company that the representations and warranties set forth below are true and correct as of the Effective Date, and shall be true and correct on and as of the date of the Closing, except as to any matters for which Owner provides written notice to Company of a change in any such representation or warranty:

          (a) Nature of Claims. During its ownership of the Property, neither Owner nor, to the best of Owner’s knowledge, Tenant has received any claim, complaint, notice, or request for information with respect to any alleged violation of any Environmental Law or regarding potential or alleged liability under any Environmental Law with respect to the Property.

          (b) Existing Conditions. Owner has no knowledge that any conditions exist at, on, or under the Property that, with the passage of time or the giving of notice or both, would constitute a Hazardous Condition or give rise to liability under any Environmental Law.

          (c) Compliance with Environmental Laws. To the best of Owner’s knowledge, Owner and Tenant are in compliance in all material respects with all orders, directives, permits, certificates, approvals, licenses, and other authorizations from applicable Governmental Authorities, if any, relating to Environmental Laws with respect to the Property. To Owner’s actual knowledge, the Property and all Improvements are in compliance with all Environmental Laws.

          (d) Storage Tanks. To Owner’s knowledge, there no above ground storage tanks or underground storage tanks (herein referred to as “USTs”) that are not in compliance with all Environmental Laws at the Property. Owner has not removed or abandoned any USTs at the Property nor does Owner have any knowledge of the abandonment or removal of USTs at the Property.

          (e) PCBs. To Owner’s knowledge, there are no polychlorinated biphenyls (“PCBs”) or friable or damaged asbestos at the Property; nor has Owner removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from the Property, nor has Owner knowledge of the previous existence of any PCBs or damaged or friable asbestos at the Property.

          (f) Adjacent Property. To the best of Owner’s knowledge, having made no investigation of such property, no property adjacent to or in the vicinity of the Property has a Hazardous Condition in, on or under such property.

     Section 7.2 No Release. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to release Owner nor to bar any action by the Company to implead Owner nor to bar any other action by the Company against Owner where the Company or Owner may have liability to a third party or any Governmental Authorities for an environmental matter or condition which existed at or near the Property on or prior to the Closing.

ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

     Section 8.1 The Company’s Representations. The Company represents and warrants to Owner that all of the representations and warranties set forth below are true and correct as of the Effective Date, and shall be true and correct in all material respects on and as of the date of the Closing.

          (a) Due Execution; Authority. The Company is (i) duly formed, validly existing and in good standing as a limited partnership under the laws of the State of Delaware; (ii) this Agreement is, and all the documents to be delivered by the Company pursuant to this Agreement “(the “Company Closing Documents”) will be, when executed by the Company, binding on and enforceable against the Company in accordance with their respective terms; (iii) there are no other consents required to authorize the Company’s entry into and performance of this Agreement, the Company Closing Documents and/or the transactions contemplated hereby or thereby; (iv) this Agreement, the Company Closing Documents and the transactions contemplated hereby and thereby have been, or will have been prior to the Closing, approved by all necessary action of the Company; and (v) the execution and delivery of the Company Closing Documents do not and will not constitute a breach or default under any agreement by which the Company is bound or by which any of the Company’s property is encumbered.

          (b) Bankruptcy. The Company has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by the Company’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Company’s assets, (iv) suffered the attachment, or other judicial seizure of all, or substantially all, of the Company’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

ARTICLE IX
CONDITIONS PRECEDENT

     Section 9.1 The Company’s Conditions Precedent. The Company’s obligation to accept the assignment or conveyance of the fee simple title to the Property hereunder shall be subject to the full and timely satisfaction of the following conditions (all or any of which may be waived, in whole or in part, by the Company in writing in its sole discretion) at or prior to the Closing:

          (a) Title. The Company shall have received confirmation from the title insurer that there have been no changes in the state of title to the Property since the date of the Commitment and Survey (unless Owner has agreed to cure such changes or Company has agreed to accept such changes as Permitted Exceptions) and that the title insurer will issue, at the Closing, an owner’s title policy, as required (reflecting the release of any indebtedness and bringing the title current to the date of the Closing) without exceptions other than the Permitted Exceptions and with such endorsements required under this Agreement.

          (b) Governmental Compliance. The Company shall have obtained confirmation reasonably satisfactory to the Company that all licenses, permits and similar authorizations required by all Governmental Authorities relating to the ownership and operation of the Property are in full force and effect.

          (c) Representations and Warranties. The representations and warranties made by Owner in this Agreement shall be true and correct as of the Closing with the same force and effect as though such representations and warranties had been made on and as of such date. Owner shall have performed all covenants and obligations and complied with all conditions, obligations and agreements required by this Agreement to be performed or complied with by it at or before the Closing. Owner shall have executed and delivered to the Company an affidavit, dated as of the date of the Closing, to the foregoing effect.

          (d) Lease Assignment, Estoppel Certificate and Memo of Lease. As of Closing, the Company shall have received a Lease Assignment, Estoppel Certificate and Memo of Lease, as provided in Section 6.1 hereto, fully executed by Owner, Tenant and ABB, Inc., as applicable, in recordable form and without changes or additional notations (other than as may be acceptable to the Company in its sole and absolute discretion). All representations, warranties and certifications of Tenant set forth in the Estoppel Certificate and SNDA shall be true, complete and correct as of the Closing Date.

          (e) Lender Pay-Off Certificate. The Company and Title Company and its agents shall have received a certificate(s) from any lender(s) confirming the outstanding balance of any outstanding indebtedness encumbering the Property and all amounts necessary to pay and release the same.

          (f) Additional Estoppel Certificates. Owner, if requested by Company, shall provide estoppel certificates relating to monetary assessments under any covenants or cross-easement agreements affecting the Property, stating that all such assessments that have become due and payable have been paid.

          (g) Certificate of Occupancy. Owner shall have obtained and delivered to the Company copies of certificates of occupancy (or the local equivalent) required for the use and occupancy of the Property, including without limitation, all certificates of occupancy for all Improvements on the Property, and/or all tenants, as applicable, to the extent there have been any changes from and after the delivery of such documents to the Company before the end of the Study Period.

          (h) Zoning Compliance. A zoning compliance letter from the zoning authority for the jurisdiction in which the Property is located, identifying the zoning classification applicable to the Property and all permitted uses in connection therewith.

          (i) Letter of Credit. Owner shall deliver to the Company at Closing the Replacement Letter of Credit, including such other endorsements or instruments as the issuer of the same shall reasonably require in order to assign Owner’s interest in the same to the Company and change the named beneficiary party entitled to the benefits of the letter of credit to Company or its designee. The Replacement Letter of Credit shall, in all material respects, be in form and content satisfactory to Company.

          (j) Tenant Notification Letter. A letter to the Tenant (“Tenant Notification Letter”), duly executed by Owner and dated as of the Closing, notifying Tenant that (a) the Property has been sold to the Company; (b) all of Owner’s right, title and interest in and to the Tenant Lease and any Tenant deposits under the Tenant Lease have been assigned to the Company; and (c) commencing immediately, all rent and other payments and any notices under the Tenant Lease are to be paid and sent to the Company. The form and content of the Tenant Notification Letter shall be reasonably satisfactory to the Company.

          (k) Replacement Insurance Policy. As of Closing, the Company shall have received either (i) a certificate of insurance indicating that the Replacement Insurance Policy for Tenant is in effect, in form and content satisfactory to Company in its sole discretion. or (ii) evidence satisfactory to the Company, in its sole discretion, that a Replacement Insurance Policy in form and content satisfactory to it will be in effect for Tenant within a reasonable time after Closing.

     Section 9.2 Failure of Conditions. If any condition described in Section 9.1 is not satisfied at the times required and to the satisfaction of the Company, in its sole and absolute discretion, then the Company may, at its sole option, (a) extend the Closing Deadline for up to an additional thirty (30) days to allow for the satisfaction of such conditions, or (b) terminate this Agreement by giving written notice to Owner at any time on or before the Closing. If the Company extends the Closing Deadline and any such conditions remain unsatisfied at the end of such extended period, then the Company shall have the option, in its sole discretion, to either (i) terminate this Agreement, or (ii) proceed to the Closing. Upon termination of this Agreement under this Section 9.2, the Deposit shall be returned to the Company, and neither party shall have any further rights, obligations or liabilities under this Agreement (other than as set forth in Section 12.3 and Articles 14, 16 and 18), except that (i) if the failed condition is due to any breach by Owner of any of its representations, warranties, covenants or obligations hereunder which breach is a result of any omission or affirmative act of Owner or its representatives or (ii) as otherwise expressly provided in Section 3.3, then Owner shall be liable to the Company for the Company’s Due Diligence and Contract Costs (as hereinafter defined). The conditions set forth in this Section 9.2 are for the Company’s sole benefit, and the Company may, in its sole discretion, waive (conditionally or absolutely) the fulfillment of any one or more of the conditions, or any part thereof. Owner shall not take or authorize, directly or indirectly, any action that modifies or changes the circumstances upon which the conditions set forth in Section 9.1 were deemed satisfied or waived by the Company without the Company’s prior written consent. The Company’s Due Diligence and Contract Costs shall mean, collectively and in the aggregate, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and related expenses) incurred by the Company in connection with (x) the Company’s investigation of the Property pursuant to Article 3 hereof or otherwise (including, without limitation, costs and expenses for title examination and for the preparation of surveys, environmental studies, structural and valuation reports and other third party reports) and (y) the preparation and negotiation of this Agreement, the exhibits attached hereto and the documents to be executed pursuant hereto.

ARTICLE X
CLOSING

     Section 10.1 Closing. Closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of First American Title Insurance Company, 1801 K Street, N.W., Suite 200-K, Washington, D.C. 20006 (unless the parties otherwise agree), on or before the date that is twenty (20) business days after the expiration of the Study Period (the “Closing Deadline”). The Closing Deadline may be adjourned or postponed by the Company from time to time, in its sole discretion, as provided for in this Agreement.

ARTICLE XI
CLOSING MATTERS

     Section 11.1 Owner’s Obligations. At or before the Closing, Owner shall:

          (a) Satisfaction of Violations. Cure (or escrow sufficient funds at the Closing with the Title Company to cure) all violation notices issued with respect to the Property to the extent such violation notices are caused by any omission or affirmative act of Owner, its agents or representatives, not to include any acts or omissions of Tenant.

          (b) Affidavits; Indemnity Agreements. Execute and deliver to the Title Company a lien waiver and possession affidavit as required by the Title Company for issuance of the required title policy and the endorsements thereto for the Property.

          (c) Deed. Execute and deliver to the Company a Special Warranty Deed (the “Deed”) in the form attached hereto as Exhibit 11.1(c).

          (d) FIRPTA Certificate. Execute and deliver to the Company a FIRPTA Certificate substantially in the form attached hereto as Exhibit 11.1(d).

          (e) Owner’s Certificate. Execute and deliver to the Company an Owner’s certificate substantially in the form attached hereto as Exhibit 11.1(e).

          (f) Opinion of Owner’s Counsel. If and to the extent required by the Title Company, deliver to the Company and the Title Company a favorable opinion of counsel to Owner, acceptable to the Title Company in both form and substance, opining that (i) Owner is duly organized, (ii) Owner has the power and authority to own and convey the Property to Company and otherwise to perform its obligations required by this Agreement, and (iii) that all documents required to be delivered by Owner hereunder are duly authorized and constitute the valid, legal and binding obligations of Owner.

          (g) Further Assurances. Execute (as applicable) and deliver (or cause to be delivered) to the Company the Owner Closing Documents, including but not limited to the documents and certificates set forth in Section 9.1 and shall deliver (or cause to be delivered) such other documents, affidavits and certificates as may be required by this Agreement.

          (h) Possession. Give full possession of the Property to the Company, subject only to the rights of Tenant under the Tenant Lease.

     Section 11.2 The Company’s Obligations. At the Closing, the Company shall execute (as applicable) and deliver (or cause to be delivered) to the Title Company or Owner, as applicable, (i) the Purchase Price by wire transfer, to the Title Company, (ii) Company Closing Documents, and (iii) such other documents, affidavits and certificates as may be required by this Agreement.

ARTICLE XII
PRORATIONS AND ADJUSTMENTS

     Section 12.1 Prorations and Adjustments.

          (a) Rents. All rents (including Base Rent and any escalations) and other payments required from Tenant under the Tenant Lease and all other revenue from the Property (collectively, “Rents”) shall be prorated between Owner and the Company as of the day prior to the Closing. Owner shall be entitled to all Rents attributable to any period up to, but not including the Closing. The Company shall be entitled to all Rents attributable to any period on and after the Closing.

     Section 12.2 Other Property Expenses. Tenant shall continue to make all other payments with respect to the Property as required by the Tenant Lease, including but not limited to real estate and property taxes and assessments; water, electric, telephone and all other utility charges; other operating expenses and all other disbursements, payments and obligations relating to the Property.

     Section 12.3 Costs and Expenses. Except as otherwise provided in this Agreement, Owner shall be solely responsible for the following: (a) all costs of preparation of the Deed for the Property; (b) all revenue or excise tax levied by the state or county, with regard to the Deed, except with respect to transfer taxes adopted in Wake County, North Carolina, which costs shall be shared equally by the Owner and the Company; and (c) all costs associated with (i) repaying any indebtedness secured by the Property; and (ii) any gains taxes, income taxes or similar taxes owing by Owner as a result of the transactions contemplated hereby. The Company and Owner shall each pay their respective legal fees and expenses incurred in connection with the negotiation of this Agreement and all related documents and in addressing each such party’s tax and securities issues.

ARTICLE XIII
DEFAULT

     Section 13.1 Default by the Company. If this transaction fails to close as a result of a default by the Company with respect to any of the terms of this Agreement, and such default continues for a period of ten (10) days after Owner notifies the Company in writing of such default, Owner’s sole and exclusive remedy for such default shall be the right to cancel and terminate this Agreement and receive and retain the Deposit. Upon such termination, each party shall be released from all other duties or obligations contained herein, except as otherwise provided in Section 12.3 and Articles 14, 16 and 18, and the Title Company shall immediately pay the Deposit to Owner as liquidated damages as the sole and exclusive remedy of Owner, it being understood and agreed that Owner is hereby releasing and/or waiving any right it might have to either specifically enforce this Agreement or to sue for damages other than failure to comply with Section 12.3 and Articles 14, 16 and 18. Owner has agreed to this liquidated damage provision because of the difficulty of ascertaining Owner’s actual damages given the uncertainties of the real estate market, fluctuating property values and differences of opinion with respect to such matters.

     Section 13.2 Default by Owner. If this transaction fails to close as a result of a default by Owner with respect to any of the terms of this Agreement, and such default is not cured on or before the earlier of ten (10) days after Company notifies Owner in writing of such default or the day of the Closing, the Company shall have the right, at its sole option, to: (a) cancel and terminate this Agreement, and receive a reimbursement of the Deposit, whereupon Owner shall reimburse the Company on demand for all of the Company’s Due Diligence and Contract Costs (as hereinafter defined) up to a total of Fifteen Thousand and 00/100 Dollars ($15,000.00), the Title Company shall immediately reimburse the Deposit to Company, and each party shall be released from all other duties or obligations contained herein, except as otherwise provided in Section 12.3, and Articles 14, 16 and 18; (b) waive the default or failure to perform and proceed with the Closing; or (c) pursue the remedy of specific performance.

ARTICLE XIV
INDEMNIFICATION AND RELEASE

     Section 14.1 Owner Indemnification. From and after the date of Closing, Owner hereby agrees to indemnify and hold the Company harmless from and against: (a) any loss, cost, liability or damage suffered or incurred by the Company because any representation or warranty by Owner shall be false or misleading in any material respect on the date made or deemed made; (b) any loss, cost, liability or damage suffered or incurred by the Company because of Owner’s failure to timely perform any of its covenants, obligations or agreements under this Agreement; (c) any and all liabilities, claims, demands, losses, suits and judgments of any kind or nature (except those items which under the terms of this Agreement specifically and expressly become obligations of the Company or otherwise are the obligations of the Tenant under the terms of the Tenant Lease), brought by third parties and based on events occurring at or before the Closing and which are in any way related to Owner or its ownership, maintenance, condition or operation of the Property, including, but not limited to, Environmental claims and all expenses related thereto, including, but not limited to, court costs and attorneys’ fees; and (d) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 14.1. As to any claim, action or other matter subject to the foregoing indemnity, Owner shall assume the defense thereof with counsel acceptable to the Company. Such claim, action or other matter shall not be settled without the approval of both the Company and Owner. Notwithstanding the foregoing, Owner shall have no obligation to the Company pursuant to this Section 14.1 until the amount of damages incurred by the Company exceeds a total of Five Thousand and No/100 Dollars ($5,000.00) individually or Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate.

     14.2 The Company’s Indemnification. From and after the date of Closing, the Company hereby agrees to indemnify and hold Owner harmless from and against (a) any and all liabilities, claims, demands, losses, suits and judgments of any kind or nature brought by third parties and based on events occurring after the Closing and which are in any way related to the Company or its ownership, maintenance, condition or operation of the Property, including, but not limited to, Environmental claims, (b) in the event that Closing does not occur or this Agreement is terminated for any reason other than a default by Owner, any loss, cost, liability or damage to person or the Improvements at the Property suffered or incurred by Owner as a result of the Company’s entry onto the Property prior to the Closing, and (c) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Owner in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 14.2. As to any claim, action or other matter subject to the foregoing indemnity, the Company shall assume the defense thereof with counsel acceptable to Owner. Such claim, action or other matter shall not be settled without the approval of both the Company and Owner. Notwithstanding the foregoing, the Company shall have no obligation to Owner pursuant to this Section 14.3 hereunder until the amount of damages incurred by Owner exceeds a total of Five Thousand and No/100 Dollars ($5,000.00) individually or Twenty-Five Thousand and No/100 Dollars ($25,000.00) in the aggregate.

ARTICLE XV
DAMAGE, DESTRUCTION OR CONDEMNATION

     15.1 Casualty. Prior to the Closing, all risk of loss shall belong to Owner. If, prior to the Closing, the Property or any part thereof shall be destroyed or materially damaged by fire or other casualty, the Company may, at its option, either (a) subject to the availability of insurance proceeds, require the Owner to repair or cause to be repaired such damage prior to the Closing to the reasonable satisfaction of the Company, at no cost or expense to the Company, in which event the proceeds of any insurance applicable thereto shall be paid to Owner, (b) itself settle the loss under all policies of insurance applicable to the destruction or damage and receive the proceeds of insurance applicable thereto, and Owner shall, at the Closing and thereafter, execute and deliver to the Company all required proofs of loss, assignments of claims and other similar items, or (c) terminate this Agreement, in which event the Deposit shall be returned to the

Company and neither party shall have any further rights or obligations under this Agreement except as expressly set forth in Section 12.3 and Articles 14, 16 and 18 of this Agreement.

     15.2 Condemnation or Taking. If, prior to the Closing, the Property or any part thereof shall be condemned or taken and such condemnation or taking materially interferes with the existing business use of the Property, the Company may (a) terminate this Agreement, or (b) complete the transactions contemplated by this Agreement notwithstanding such condemnation. Notwithstanding the preceding, in the event the taking is an action by the North Carolina Department of Transportation for the purpose of condemning an easement for stormwater drainage and the deposit of water along the Property boundary, the provisions of this Section 15.2 shall not apply, and Company shall be obligated to proceed with Closing. If the Company elects to complete the transactions contemplated hereby, the Company shall be entitled to receive the condemnation proceeds and Owner shall, at the Closing and thereafter, execute and deliver to the Company all required assignments of claims and other similar items. If the Company elects to terminate this Agreement, then upon written notice to Owner and without further action of the parties, the Deposit shall be returned to the Company, this Agreement shall become null and void and no party shall have any rights or obligations under this Agreement except as expressly set forth in Section 12.3, and Articles 14, 16 and 18 of this Agreement.

ARTICLE XVI
BROKERS

     16.1 Brokers. The Company hereby represents and warrants to Owner that it has not authorized any broker, agent or finder to act on its behalf in connection with the transaction contemplated by this Agreement. Owner hereby represents and warrants that it has not authorized any broker, agent or finder to act on its behalf in connection with the transaction contemplated by this Agreement other than Stan Johnson Company (“Owner’s Broker”). Owner shall pay all fees and commissions due and owing to Owner’s Broker pursuant to a separate written agreement made prior to the date of this Agreement between Owner and Owner’s Broker. Each party agrees that it shall indemnify, defend and save the other harmless from and against any cost, expense, claim, loss, liability or damages, including actual reasonable attorneys’ fees and court costs, resulting from a breach of its respective foregoing representation and warranty.

ARTICLE XVII
MISCELLANEOUS

     17.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given/received: (a) on the date delivered if delivered personally; (b) on the date sent if sent by facsimile, with a copy sent by one of the other methods of delivery described in this Section; (c) the next Business Day after deposit with a recognized overnight courier service when marked for delivery on the next Business Day; or (d) two (2) days after mailing if sent by registered or certified United States mail, properly addressed and postage pre-paid, and addressed to the party for whom it is intended at the address hereinafter set forth:

If to Owner:	Eastpark Group II, L.L.C. c/o Capital Associates 1100 Crescent Green Suite 115 Cary, NC 27511 Attn: Thomas R. Huff Fax: (919) 233-9905

with a copy to:	Michael G. Winters, Esquire Ellis & Winters LLP 1100 Crescent Green, Suite 200 Cary, NC 27511 Fax: (919) 865-7010

If to the Company:	Gladstone Commercial Limited Partnership c/o Gladstone Commercial Corporation 1616 Anderson Road Second Floor McLean, VA 22102 Attn: Arthur S. Cooper Fax: (703) 286-0795

with a copy to:	Winston & Strawn LLP 1400 L Street, N.W. Washington, D.C. 20005 Attn: Richard F. Williamson, Esq. Fax: 202-371-5950

Either party may designate a change of address by written notice to the other in accordance with the provisions set forth above, which notice shall be given at least ten (10) days before such change of address is to become effective.

     17.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective personal representatives, heirs, successors and assigns of the parties. Owner shall not have any right to assign its rights or obligations under this Agreement without the prior written consent of the Company. The Company shall have no right to assign its rights or obligations under this Agreement without the prior written consent of Owner; provided, however, no Owner’s consent shall be required for any assignment by the Company of its rights and obligations under this Agreement to any person or entity that is an affiliate or subsidiary of the Company or that is otherwise owned or controlled by the Company. Any assignment or attempted assignment of this Agreement or the rights and obligations hereunder other than strictly in accordance with the provisions of this Section 17.2 shall be null and void and of no force or effect.

     17.3 Survival. The representations and warranties set forth in Sections 5.1(c), (e), (g), and (i), 7.1 and 8.1 and in Article 16 of this Agreement, and any indemnification related to any of the foregoing, shall survive the Closing indefinitely, subject to any applicable statute of limitations. Owner’s responsibility and liability pursuant to Article 18 and Section 6.1(a) shall survive the Closing for the period specified in such Sections. All other representations, warranties, covenants, agreements and indemnities set forth in or made pursuant to this Agreement and any indemnification related thereto under Article 14 hereof or otherwise (including, without limitation, Section 12.3) shall remain operative, and shall survive the Closing under this Agreement, only with respect to claims made in writing not later than two (2) years after the Closing.

     17.4 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, excluding conflicts of laws principles.

     17.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by all parties hereto.

     17.6 Further Assurances. Owner agrees that it will, at any time and from time to time after the Closing, upon request of the Company, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further reasonable acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better assigning, transferring, granting, assuring and confirming to the Company, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being conveyed to the Company pursuant to this Agreement.

     17.7 Recitals; Exhibits. Each and all of the recitals set forth above and the exhibits attached hereto are hereby incorporated into this Agreement by reference.

     17.8 Rules of Construction. Section captions used in this Agreement are for convenience only and shall not affect the construction of the Agreement. All references to “Articles” and “Sections,” without reference to a document other than this Agreement are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

     17.9 Time of Essence. Time is important to all parties in the performance of this Agreement, and the parties have agreed that strict compliance is required as to any date set out in this Agreement.

     17.10 Entire Agreement. This Agreement and the exhibits attached hereto and thereto contain the entire agreement between the parties relating to the Property, all prior negotiations between the parties, including, without limitation, any letter of intent, access agreement and confidentiality agreement (including all amendments or modifications thereof), are merged in this Agreement, and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement and other agreements referred to herein shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

     17.11 Exclusive Dealing. For so long as this Agreement remains in effect and has not been terminated in accordance with the provisions hereof, Owner shall not, directly or indirectly, through any representative, agent or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person related to the acquisition or lease of the Property, in whole or in part, whether through direct purchase, lease, merger, consolidation or other combination. Notwithstanding the preceding, Owner or its agent may respond to any third party inquiry and explain the status of the proposed sale, without disclosing the name of the Company as purchaser.

     17.12 Trading Restrictions. Owner, on its behalf and on behalf of its affiliates, agrees neither to purchase nor sell publicly traded shares of Gladstone Commercial Corporation based on “inside information” that may become available as a result of discussions with Gladstone Commercial Corporation and/or the Company.

     17.13 Section 1031 Exchange. Buyer acknowledges that a material part of the consideration to the Seller for selling the Property is Seller’s ability to qualify the transaction contemplated by this Agreement as part of a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. As a result, Buyer covenants and agrees to execute all documents (to be prepared by Seller’s counsel at Seller’s cost) necessary to accomplish such exchange; provided, however, no such document shall (i) create any obligation of Buyer other than or in addition to the obligations of Buyer described in this Agreement or (ii) amend, extinguish or waive any obligation of Seller under this Agreement. Buyer agrees that Seller may assign this Agreement to an exchange intermediary of Seller’s choice.

ARTICLE XVIII
CONFIDENTIALITY

     18.1 Public Announcements. Except as provided otherwise in this Section 18.1, Owner hereby agrees that it will not and shall direct its respective employees, officers, agents and representatives not to, directly or indirectly, release or cause or permit to be released to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose or cause or permit to be publicly announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the Company. It is understood that the foregoing shall not (i) preclude any party from discussing the substance or any relevant details of the transactions contemplated in this Agreement on a confidential basis with any of its members, attorneys, officers, directors, employees, accountants, professional consultants, financial advisors, rating agencies, or potential lenders, as the case may be, (the “Representatives”) provided that such Representatives have been informed of the Owner’s obligations hereunder and their obligations under securities laws with respect to disclosure of information and trading in the stock of Company or its Affiliates or (ii) prevent it from complying with applicable laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

     18.2 Injunctive Relief. In addition to any other remedies available to the Company, the Company shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against Owner in order to enforce the provisions of Section 18.1. Notwithstanding any other provision of this Agreement, the provisions of this Article 18 shall survive the termination of this Agreement for one (1) year following the Effective Date and shall survive the Closing for one (1) year following the Closing.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WITNESS:		OWNER:

EASTPARK GROUP II, LLC, a North Carolina limited liability company

By: Capital Associates Limited Partnership, a North Carolina limited partnership, Manager

By:	/s/Thomas R. Huff	By:	/s/ Hugh D. Little

Name:	Thomas R. Huff		Hugh D. Little, General Partner
Title:

THE COMPANY: GLADSTONE COMMERCIAL LIMITED PARTNERSHIP a Delaware limited partnership

By: Gladstone Commercial Corporation, its general partner

By:		By:	/s/ Arthur S. Cooper

Name:		Name:	Arthur S. Cooper
		Title:	Principal
Title:

EXHIBIT 1.8

LEGAL DESCRIPTION

     BEING all of Lot 67, as shown on that map entitled, “Recombination of Lots 65, 66 and 67 Eastpark,” as recorded in Book of Maps 1997, Page 842, Wake County Registry.

Ex. 1.8-Page 1

EXHIBIT 2.2

FORM OF ESCROW AGREEMENT

     This Escrow Agreement (this “Agreement”) is made and entered into this           day of December, 2003, among EASTPARK GROUP II, LLC, a North Carolina limited liability company (“Owner”), and GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), and FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”). Reference is made to that certain Purchase Agreement dated as of December              , 2003 (the “Contract”), between Owner,                                      and the Company. The defined terms used in this Agreement shall have the meanings set forth in the Contract.

     The Company and Owner have agreed to select Escrow Agent to serve as escrow agent with respect to the Deposit to be made by the Company pursuant to the Contract. The purpose of this Agreement is to prescribe instructions governing the services of Escrow Agent with respect to the Deposit and the Closing.

     1.     Owner and the Company hereby engage Escrow Agent to serve as escrow agent with respect to the Deposit made by the Company pursuant to the terms of the Contract, a copy of which has been delivered to and received by Escrow Agent. Escrow Agent hereby accepts such engagement.

     2.     Escrow Agent acknowledges receipt of the Deposit and agrees to place the Deposit into a federally-insured and an interest-bearing escrow account in a Washington, DC commercial bank and to notify the Company and Owner of the location and number of such interest-bearing account. Interest shall be maintained in the escrow account as a part of the Deposit and credited to the Company for tax purposes. The Company’s Federal Taxpayer Identification Number is 91-2198700.

     3.     Escrow Agent shall disburse the Deposit and any interest earned thereon in accordance with the terms and conditions of the Contract. At the time of the Closing, if any, if the Deposit has not been disbursed previously in accordance with the Contract, then Escrow Agent shall disburse the Deposit and interest thereon to Owner to be credited against the Aggregate Purchase Price.

     4.     In the event that there is a dispute regarding the disbursement or disposition of the Deposit or the interest earned thereon, or in the event Escrow Agent shall receive conflicting written demands or instructions with respect thereto, then Escrow Agent shall withhold such disbursement or disposition until notified by both parties that such dispute is resolved or Escrow Agent may file a suit of interpleader at the cost and expense of Owner and the Company.

     5.     Escrow Agent shall not be liable for any damage, liability or loss arising out of or in connection with the services rendered by Escrow Agent pursuant to this Agreement unless the same results from the negligence, gross negligence, or willful misconduct of Escrow Agent.

Ex. 2.2-Page 1

     6.     Copies of all notices given by any party hereunder shall be delivered in person or mailed, postage prepaid, to all other parties hereto, to the following addresses:

If to Owner:	Eastpark Group II, L.L.C. c/o Capital Associates 1100 Crescent Green Suite 115 Cary, NC 27511 Attn: Thomas R. Huff Fax: (919) 233-9905

with a copy to:	Michael G. Winters, Esquire Ellis & Winters LLP 1100 Crescent Green, Suite 200 Cary, NC 27511 Fax: (919) 865-7010

If to the Company:	Gladstone Commercial Limited Partnership c/o Gladstone Commercial Corporation 1616 Anderson Road Second Floor McLean, VA 22102 Attn: Arthur S. Cooper Fax: (703) 286-0795

with a copy to:	Winston & Strawn LLP 1400 L Street, N.W. Washington, D.C. 20005 Attn: Richard F. Williamson, Esq. Fax: 202-371-5950

Either party may designate a change of address by written notice to the other in accordance with the provisions set forth above, which notice shall be given at least ten (10) days before such change of address is to become effective.

     7.     The instructions contained herein may not be modified, amended or altered in any way except by a writing (which may be in counterpart copies) signed by Owner, the Company and Escrow Agent.

     8.     The Company and Owner reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent.

Ex. 2.2-Page 2

     9.     This Agreement is intended solely to supplement and implement the provisions of the Contract and is not intended to modify, amend or vary any of the rights or obligations of the Company or Owner under the Contract.

     10.     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by all parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WITNESS:	OWNER:

EASTPARK GROUP II, LLC, a North Carolina limited liability company

	By:	Capital Associates Limited Partnership, a North Carolina limited partnership, Manager

By:	By:

Name:		Hugh D. Little, General Partner

Title:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY
	By:		[SEAL]

Name:

Title:

Ex. 2.2-Page 3

EXHIBIT 3.2

SCHEDULE OF DOCUMENTS TO BE DELIVERED TO THE COMPANY

     (1)  The Tenant Lease, including without limitation, any and all amendments, modifications and letters of credit.

     (2)  A current rent roll, certified as accurate by Owner’s chief financial officer or an equivalent officer or official.

     (3)  Operating Statements and tax bills for the Property. Such statements shall properly reflect the profit and loss from the management of the Property for three (3) years.

     (4)  Plans for the Improvements on the Property.

     (5)  Copy of Owner’s existing title policy for the Property, together with legible copies of all documents referred to in the title policy.

     (6)  Copy of existing “as-built” survey of the Property and original topographical survey.

     (7)  Original Phase I environmental report and all reports and/or notices relating to the physical condition of the Property, including, without limitation, any soils reports, engineering, architectural or other structural reports or studies and similar data relating to the Property in Owner’s possession.

     (8)  Existing fire and casualty insurance certificates.

     (9)  Copies of the warranty relating to the roof membrane of the Improvements, and a list and description of any material third party warranties which will be in effect after the Closing with respect to the Property, including, without limitation, the Improvements.

     (10)  Copies of all certificates of occupancy.

Ex. 3.2-Page 1

EXHIBIT 4.2

TITLE INSURANCE REQUIREMENTS AND ENDORSEMENTS

     This Memorandum sets forth a checklist of standard title insurance requirements for projects being acquired by Gladstone Commercial Corporation or an affiliated company (“GCC”). Additional or different requirements may be specified for your particular transaction.

1.	General:

               (a) The maximum single risk assumed by any single title insurer may not exceed 25% of that company’s capital, surplus and statutory reserves. Excess amounts may be covered by appropriate reinsurance arrangements with other acceptable title insurance companies.

               (b) The title insurance policy must be written by an insurer that has an acceptable rating from at least one of the following independent rating agencies:

•	a “Financial Stability Rating” of “S” (Substantial) or better or a “Statutory Accounting Rating” of “C” (Average) or better from Demotech, Inc.;

•	a “BBB” or better rating from Duff and Phelps Credit Rating Company;

•	a “C” or better rating from LACE Financial Corporation;

•	a “Baa” or better rating from Moody’s Investors Service; or

•	a “BBB” or better rating from Standard and Poor’s, Inc.

               (c) Each title insurance policy must be written by an insurer authorized to do business in the jurisdiction where the property is located.

               (d) Subject to the satisfaction of other requirements set forth herein, GCC will accept the standard 1992 ALTA form of loan title insurance policy or the 1990, 1987 or 1970 (amended October 17, 1970, and October 17, 1984) form of owner’s policies. GCC must receive and approve a commitment and a pro forma owner’s title insurance policy. Copies of all documents and/or surveys referred to in the legal description or in the exceptions in Schedule B-I must be submitted with the commitment. The title insurance company must remove (by endorsement or written waiver) any creditors’ rights exception or exclusion.

               (e) If the 1990 or 1987 ALTA form of policy or a policy containing similar arbitration provisions is used, the title insurance company must agree that the compulsory arbitration provisions of the policy do not apply for any claims by or on behalf of the insured.

               (f) The policy must include an Environmental Protection Lien Endorsement (ALTA Form 8.1). Subparagraph (b) of ALTA Form 8.1 may take exception for an entire state statute that provides for environmental protection liens that could take priority, only if specific sections or subsections are referenced. A reference solely to a general statute is acceptable only

Ex. 4.2-Page 1

if approved in writing by GCC prior to Closing. If no such statutes exist, “None” should be entered in the space below subparagraph (b).

               (g) The policy must include a Comprehensive Endorsement (ALTA Form 9).

2.	Schedule A - Description:

               (a) The amount of the title insurance policy must equal at least the original purchase price of the property.

               (b) The effective date of the title policy must be as of the date (and time, where available) of the recordation of the Deed.

               (c) The policy must name as the insured the entity designated by GCC as the owner.

               (d) Schedule A must include a description of the Deed, with the complete name of the instrument, the date of execution, recordation date and recordation information.

               (e) The legal description of the property in the title insurance policy must precisely conform to that shown on the survey of the property. Alternatively, the title insurance policy may be endorsed to provide that the legal description is the same as shown on the survey.

               (f) Any appurtenant easements (such as access or utility easements) must be set forth in the legal description and affirmatively insured under Schedule A as a separate insured interest in land.

               (g) The title insurance policy must include, as an informational note, in Schedule A (i) the recorded plat number (and recording information), if any, and (ii) the property parcel number(s) or tax identifying number(s), as applicable, for the property, if such numbers are available in the jurisdiction in which the property is located.

3.	Schedule B-I - Title Exceptions:

               (a) Standard exceptions (such as for parties in possession, other matters not shown on public records and for filed and unfiled mechanics’ and materialmen’s liens) must be deleted.

               (b) The title insurance company must remove (by endorsement or written waiver) any creditor’s rights exception to or exclusion from the title insurance policy.

               (c) If the title insurance policy includes any exception for taxes, assessments or other lienable items, it must expressly insure that such taxes, assessments or items are not yet due and payable.

               (d) The title insurance policy must contain no exception for any filed or unfiled mechanics’ or materialmen’s liens.

Ex. 4.2-Page 2

               (e) The standard survey exception to the title policy, if any, must be deleted. Exceptions to specific matters shown in a recorded plat must be specifically described and affirmative coverage must be obtained for any matters listed.

               (f) Any lien, encumbrance, condition, restriction or easement must be included in the policy and must be described in sufficient detail so that its nature, width and location, as applicable is readily discernible in the written description. All exceptions which regard easement rights of others to the property must be listed as an “Easement ...”. The policy must affirmatively insure that improvements do not encroach upon the listed easements or affirmatively insure against loss or damage due to such encroachment.

               (g) All easements listed in Schedule B-I must appear on the survey noted by deed book and page number. If Schedule B-I indicates the presence of any easements that are not specifically located, the title policy must provide affirmative insurance against any loss resulting from the exercise by the holder of such easement of its right to use or maintain that easement.

3.	Schedule B-II - Subordinate Matters:

               Tenants in possession under unrecorded leases must be listed as such on Schedule B, Part II or included as an exception in Schedule B, Part I as “rights of tenants in possession as of the date hereof, as tenant’s only, under unrecorded leases.”

4.	Required Endorsements:

               (h) ALTA 9 Comprehensive Endorsement

               (i) Survey Endorsement

               (j) ALTA 3.1 Zoning Endorsement (with additional coverage for number and type of parking spaces)

               (k) Doing Business Endorsement

               (l) Access Endorsement

               (m) Separate Tax Lot Endorsement

               (n) Environmental Protection Lien Endorsement

               (o) Subdivision Endorsement

               (p) Contiguity Endorsement

               (q) Creditor’s Rights Endorsement (as applicable)

               (r) Tax Deed Endorsement (as applicable)

Ex. 4.2-Page 3

               (s) Mechanics’ Lien Endorsements

               (t) Non-Imputation Endorsement (as applicable)

               (u) Fairways Endorsement

               (v) Condominium Endorsement (as applicable)

Ex. 4.2-Page 4

EXHIBIT 4.2(a)

SURVEY REQUIREMENTS

This Memorandum sets forth a checklist of standard survey requirements for projects being acquired by Gladstone Commercial Corporation or an affiliated company (“GCC”). Additional or different requirements may be specified for your particular transaction.

     1.     The survey must be certified by a surveyor licensed in the jurisdiction in which the property is located. If that jurisdiction licenses engineers instead of surveyors, then it must be certified by a licensed engineer.

     2.     The survey must be certified to [Company] and Gladstone Commercial Corporation, a                                   , its successors and assigns (collectively, the “Owner”) and each and every mortgagee of Owner and First American Title Insurance Company.”

     3.     The survey must be dated no more than ninety (90) days prior to the date the Deed is recorded.

     4.     The survey must be acceptable to the title insurance company for purposes of insuring title free and clear of survey exceptions.

     5.     The survey must be made in accordance with the 1999 “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by American Land Title Association (“ALTA”) and American Congress on Surveying and Mapping (“ACSM”) and includes items 1, 2, 3, 4, 6, 7(a,b,&c), 8, 9, 10, 11(a), 13 (including uses), 14, 15, and 16 of Table A thereof.

     6.     The survey must show the following:

               (w) the dimension and total square footage (land area) of the property;

               (x) the location, dimensions and a brief description (i.e., “20-unit, 2-story brick building”) of all buildings, structures and other improvements (including sidewalks, curbs, parking areas and fences) on the property and the distance from the improvements to adjoining exterior property lines;

               (y) the location of all easements, servitudes, or rights-of-way (above or below ground) on the property, or other similar exceptions listed in the commitment for the title insurance policy for the property (except that blanket easements may be shown as such), including, any exceptions shown on a recorded map or plat, together with the complete recording information for all such matters;

               (z) the location and dimensions of any encroachments by the improvements on the property onto any adjacent property, street, alley or easements located on the property and by improvements on any adjacent property, street or alley onto the property;

Ex. 4.2(a)-Page 1

               (aa) the location of minimum recorded setback lines for the property and any other building restrictions, including complete recording information if such restrictions have been recorded;

               (bb) the number, size and location of parking spaces on the property;

               (cc) the location of utilities serving the property, including points of ingress to and egress from the property of such utilities, should be designated on the survey by placement of an arrow with a statement, for example: “Water service exits and enters here” (within the property; however, the location of underground utility lines which serve only the property is not required to be shown);

               (dd) indication of access (such as curb cuts and driveways) to adjoining streets and highways and the status of such roadways as public or private;

               (ee) the monuments placed (or a reference monument) at all major corners of the boundary of the property;

               (ff) a legend of all symbols and abbreviations used on the survey;

               (gg) a vicinity map showing the property surveyed in reference to nearby highway(s) or major street intersection(s);

               (hh) observable evidence of cemeteries;

               (ii) the identity of all abutting owners, lot number and names of subdivisions; and

               (jj) significant observations not otherwise defined.

     7.     The description of the property shown on the survey must conform to the legal description shown in the commitment for the title insurance policy for the property. A metes and bounds description, a lot and block description, or a description of the property bounded on all sides by dedicated streets or alleys is acceptable as long as it corresponds to the legal description shown in such title insurance commitment. If the title insurance commitment refers to a recorded plat, then such plat with appropriate recording requirements must be indicated on the survey.

     8.     If any portion of the property is in a Special Hazard Area, as designated on the applicable Flood Insurance Rate Map for the community, the boundaries and a designation of the zone of any such area within the property must be shown on the survey.

     9.     The survey must contain a surveyor’s certificate in the form described below. Such certificate will be acceptable if it is printed as a legend on the survey or is attached to and specifically identifies the survey.

Ex. 4.2(a)-Page 2

FORM OF SURVEYOR CERTIFICATION

     [Name], a registered land surveyor, License No. [Number], in and for the State of                       and legally doing business in                       County, does hereby certify to Gladstone Commercial Corporation, a                                          , its successors and assigns] and [Title Company] and [Lender]:

the accompanying survey (“Survey”) represents a true and correct survey made by me on                                           , 200     of the land therein particularly described;

the Survey and the information, courses and distances shown thereon are correct;

the title lines and lines of actual possession are the same;

the land described in the Survey is the same as described in the title insurance commitment described below;

the area of the subject property and the size, location and type of buildings and improvements and any other matters situated on the subject property are as shown and all buildings and improvements are within the boundary lines and applicable set-back lines of the property;

there are no violations of zoning ordinances, restrictions or other rules and regulations with reference to the location of said buildings and improvements;

there are no easements or uses affecting this property appearing from a GCCeful physical inspection of the same, other than those shown and depicted on the Survey;

there are no encroachments on the adjoining properties, streets, or alleys by any of said buildings, structures and improvements, other than as shown on the Survey;

there are no party walls or visible encroachments on said described property by streets, alleys or buildings, structures or other improvements situated on adjoining property, except as shown on the Survey;

all utility services required for the operation of the premises either enter the premises through adjoining public streets, or the Survey shows the point of entry and location of any utilities that pass through or are located on adjoining land;

the Survey shows the location and direction of all visible storm drainage systems for the collection and disposal of all roof and surface drainage;

any discharge into streams, rivers or other conveyance system is shown on the Survey;

the subject property [insert “DOES” or “DOES NOT”] lie within a Special Flood Hazard Area (“SFHA”) as defined by the Federal Emergency Management Agency; the property lies within Zone(s)                      [only Zones with prefixes of “A” or “V” are in SFHAs] of the Flood Insurance Rate Map identified as Community Panel No.                           , bearing an effective date of                                     ;

Ex. 4.2(a)-Page 3

the subject property has access to and from a duly dedicated and accepted public street or highway [if not, so state];

[except as shown on the survey,] the subject property does not serve any adjoining property for drainage, utilities or ingress or egress; and

the record description of the subject property forms a mathematically closed figure [if not, so state].

     The undersigned has received and examined a copy of [Company] Title Company’s Commitment No. [Number]; and the location of any matter shown thereon, to the extent it can be located, has been shown on this Survey with the appropriate recording reference.

[If the certificate is attached to rather than typed or otherwise reproduced on the face of the survey, add a paragraph specifically identifying the survey (such as by date, property description and survey number) to which the certificate relates.]

     The parties listed above are entitled to rely on the survey and this certificate as being true and accurate.

     This Survey is made in accordance with the 1999 “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by American Land Title Association (“ALTA”) and American Congress on Surveying and Mapping (“ACSM”) and meets the requirements of an Urban Survey, as defined in the current accuracy standards jointly adopted by ALTA and ACSM and includes items 1, 2, 3, 4, 6, 7(a,b,&c), 8, 9, 10, 11(a), 13 (including uses), 14, 15, and 16 of Table A thereof

[Signature]

[Type name of surveyor below signature line]

Registration No.

Date:

[SEAL]

Ex. 4.2(a)-Page 4

EXHIBIT 5.1(c)(i)

COPY OF TENANT LEASE

Ex. 5.1(c)(i)-Page 1

EXHIBIT 5.1.(c)(ii)

COPY OF LETTER OF CREDIT

Ex. 5.1(c)(i)-Page 1

EXHIBIT 6.1(h)(1)

FORM OF TENANT ESTOPPEL CERTIFICATE

     The undersigned (“Tenant”) hereby warrants, represents and certifies to and agrees with [GLADSTONE SPECIAL PURPOSE ENTITY], whose mailing address is c/o                                                                    (“Purchaser”), the following statements set forth below in this Tenant Estoppel Certificate with the understanding that Purchaser is relying on such warranties, representations, certifications and agreements in this Certificate as an inducement to Purchaser to purchase certain properties, including the Property (as defined below), pursuant to that certain Purchase Agreement dated as of                         , 200     , (“Purchase Agreement”) by and between                       , as seller, and Purchaser, as purchaser. Based upon the foregoing, Tenant hereby warrants, represents and certifies as follows:

     1.     The Tenant is the tenant under that certain lease (the “Lease”) dated                           ,              as amended on                            between                        (“Landlord”), as landlord, and Tenant, as tenant, covering the property located at                          [address including city and state] (“Property”), more particularly described on Exhibit A attached hereto, and the following information concerning the Lease, the Tenant and the Property is true and correct.

               (kk) A true, correct and complete copy of the Lease together with all amendments, modifications, side letters, guaranties, letters of credit and other documents evidencing, governing or securing the Tenant’s obligations under the Lease are attached hereto as Exhibit B. The Lease constitutes the entire agreement between Landlord and Tenant concerning the Property and there are no other agreements, written or oral, between Landlord and Tenant relating thereto as attached in Exhibit B.

               (ll)  The Lease commenced on                 and expires on                           . Tenant has no options to renew, options to purchase, first right to negotiate, or other such similar rights, except [describe any options; if none, state “none”]: ______________________________ __________________________________________________________________________________________________________________________________________ ____________________________________________________________________________________________.

               (mm) The Tenant has paid the monthly rent through and including the month of                    , 200      . The Tenant has paid all the charges through the most recent billing period for such charges. The Monthly Base Rent due under the Lease is $                    per month.

                (nn) Tenant is not entitled to any credits, reductions, offsets, defenses, free rent, rent concessions or abatements of rent under the Lease or otherwise against the repayment of rent or other charges under the Lease.

               (oo) No rent (including additional rent and any other charges) has been paid more than (1) month in advance.

Ex. 6.1(h)(1)-Page 1

               (pp) All of the obligations of Landlord under the Lease have been duly performed and completed, including without limitations, any obligations of Landlord to make or to pay Tenant for any improvements, alterations or work done on the Property.

               (qq) There are no existing or claimed conditions which are or with the passage of time would constitute a default on the part of Landlord or Tenant under the terms of the Lease. The Tenant has not assigned, transferred, mortgaged, or hypothecated the Lease or any interest therein or subleased all or any portion of the Property.

               (rr) The Landlord is holding a security deposit in the amount of $                         .

               (ss) Neither Tenant nor any guarantor of the Lease is presently the subject of any proceeding pursuant to the United States Bankruptcy Code of 1978, as amended.

               (tt) There is no existing basis for Tenant to cancel or terminate the Lease.

               (uu) There has been no material adverse change in Tenant’s financial condition between the date hereof and the date of execution and delivery of the Lease.

     2.     Tenant acknowledges that Landlord has informed Tenant that Landlord has entered into a contract to sell the Property to Purchaser and that no modification, revision or cancellation of the Lease or amendments thereto shall be effective unless a written consent thereto of the Purchaser has been obtained.

     3.     Tenant hereby agrees not to assert any claims and waives and forever discharges all claims against Purchaser for any and all claims, actions or causes of action arising under or in connection with the Lease regardless of when the same may arise or may have arisen and irrespective of when any action or omission may have occurred or transpired which gave or may give rise to any such claims, actions or causes of action.

     4.     This Tenant Estoppel Certificate shall apply to, bind and inure to the benefit of Purchaser and Tenant and their respective successors and assigns. As used herein, the term “Tenant” shall mean and include the present tenant under the Lease and any successor of any of them. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease.

TENANT:

a

By:

Name:

Title:

Exhibit A – Legal Description

Exhibit B – Lease

Ex. 6.1(h)(1)-Page 2

EXHIBIT 6.1(h)(2)

FORM OF
ASSIGNMENT AND ASSUMPTION
OF LEASE AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Assignment”) is made as of the      day of      , 2003, by EASTPARK GROUP II, L.L.C., a North Carolina limited liability company (“Assignor”), in favor of GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Assignee”). ABB INC., a Delaware corporation (“Guarantor”), formerly known as both ABB Automation, Inc. and ABB Power T&D Company (the “Original Tenant”) hereby joins in the execution of this Assignment for the purpose of acknowledging, ratifying, confirming and reaffirming its obligations under the Lease (as hereinafter defined).

WITNESSETH:

     WHEREAS, Assignor and ABB Power T&D Company, a Delaware corporation (“Original Tenant”) entered into that certain Lease Agreement dated as of May 6, 1997 (as subsequently modified and assigned by the Modification Agreement defined herein, the “Lease”), pursuant to which Assignor leased to Original Tenant certain property containing approximately 58,926 rentable square feet of flex space at the building located at 208 South Rogers Lane, Raleigh, North Carolina 27610 (the “Premises”); and

     WHEREAS, Assignor, ABB, Inc., a Delaware corporation (“ABB”), and ELSTER ELECTRICITY, LLC, a Delaware limited liability company (“Tenant”) entered into that certain Lease Assignment, Assumption and Modification Agreement (the “Modification Agreement”) dated as of May 1, 2003, pursuant to which ABB assigned all of its right, title and interest in and to the Lease to Tenant; and

     WHEREAS, Assignor desires to assign its right, title and interest in and to the Lease to Assignee and Assignee desires to acquire Assignor’s right, title and interest in and to the Lease.

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) paid by Assignee to Assignor, the promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     2.     Assignment. Assignor hereby transfers, assigns, conveys and sets over unto Assignee all of Assignor’s right, title and interest in and to the Lease.

     3.     Assumption. Assignee hereby accepts the foregoing assignment of, and assumes Assignor’s right, title and interest in and to the Lease and agrees to be bound by and subject to all of the terms, covenants and conditions thereof.

     4.     Representations and Warranties. Assignor hereby represents and warrants that as of the date hereof:

Ex. 6.1(h)(3)-Page 1

          (a) Assignor has performed all of the obligations and responsibilities of Assignor as the landlord under the Lease.

          (b) Assignor has not previously assigned the Lease to any third party. Assignor has full power, capacity and authority to sell, transfer and assign its rights under the Lease to Assignee as provided in this Assignment.

          (c) Assignor has not dealt with any agent, broker or other person acting pursuant to express or implied authority of Assignor (each a “Broker”), and no person or entity is entitled to a commission or finder’s fee in connection with this Assignment or will be entitled to make any claim against Assignee for a commission or finder’s fee by reason of Assignor having engaged such Broker.

          (d) Attached hereto as Exhibit A is a true, correct and complete copy of the Lease, which lease is valid and in full force and effect as of the date hereof, and has not been modified or amended except as otherwise expressly set forth on Exhibit A.

          (e) The Lease sets forth the entire agreement between Assignor and Tenant relating to the leasing of the Premises, and there are not other agreements, written or oral, relating to the leasing of the Premises.

          (f) To the best of Assignor’s knowledge, neither Assignor nor Tenant is in default under the Lease. To the best of Assignor’s knowledge, Tenant has no defense, offset or counterclaim against Assignor arising out of the Lease or in any way relating thereto, or arising out of any other transaction between Tenant and Assignor, and no event has occurred and no condition exists which, with the passage of time, and the giving of notice, or both, would be a default or event of default under the Lease. To the best of Assignor’s knowledge, there are no events currently existing which give Tenant the right to cancel the Lease.

          (g) No notice of termination has been given by Assignor or by Tenant with respect to the Lease.

          (h) All payments due Assignor or Tenant under the Lease through and including the date hereof have been made.

          (i) Tenant has not prepaid any Base Rent more than one (1) month in advance, and no cash security deposit (other than the Letter of Credit) is required to be held by or is being held by Assignor in accordance with the terms and provisions of the Lease.

          (j) To the best of Assignor’s knowledge, there are no disputes between Assignor and Tenant with respect to any rent or other sums due under the Lease or with respect to any provision of the Lease.

          (k) Assignor is not currently a petitioner in any bankruptcy proceeding or state insolvency proceeding.

     5.     Indemnification.

Ex. 6.1(h)(3)-Page 2

          (a) Assignor hereby agrees to indemnify and hold Assignee harmless from and against (i) any loss, cost, liability or damage suffered or incurred by Assignee in connection with (A) obligations and responsibilities required to be performed by Assignor under the Lease and relating to any period prior to the date first above written, (B) all liabilities of Assignor arising or accruing under the Lease prior to the date first above written, and (C) breach by Assignor of any of the representations and warranties set forth in this Assignment, and (ii) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Assignee in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against in this Paragraph 4(a).

          (b) Assignee hereby agrees to indemnify and hold Assignor harmless from and against (i) any loss, cost, liability or damage suffered or incurred by Assignor in connection with (A) obligations and responsibilities required to be performed by Assignee under the Lease and relating to any period from and after the date first above written, and (B) all liabilities of Assignee arising and accruing under the Lease from and after the date first above written, and (ii) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Assignor in connection with any action, suit, proceeding, demand, assessment, or judgment incident to any of the matters indemnified against in this Paragraph 4(b).

     6.     Guaranty. Upon execution of this Assignment, Guarantor hereby acknowledges and agrees that, in accordance with the terms of the Lease and as set forth in the Modification Agreement, it shall continue to remain liable for the performance of all obligations under the Lease arising or accruing on or before February 28, 2005 (the “Release Date”), the date on which the original term of the Lease was schedule to expire, including but not limited to the payment of all Rent and other sums due to Assignee if Tenant fails to make any such payment when due. Guarantor hereby acknowledges and recognizes Assignee as the landlord under the Lease.

     7.     Binding Effect. This Assignment shall not be effective and binding unless and until fully executed by each of the parties hereto and delivered. All of the covenants contained in this Assignment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

     8.     Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Assignment. Faxed signatures shall have the same binding effect as original signatures, and a faxed Assignment containing the signatures (original or faxed) of the parties shall be binding.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES CONTINUE ON NEXT PAGE]

Ex. 6.1(h)(3)-Page 3

     IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption of Lease Agreement as of the date first above written.

WITNESS:	ASSIGNOR:

EASTPARK GROUP II, L.L.C.,
a North Carolina limited liability company

By: Capital Associates Limited Partnership,
a North Carolina limited partnership, Manager

By:

Hugh D. Little, General Partner

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION
OF LEASE AGREEMENT]

Ex. 6.1(h)(3)-Page 4

     IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption of Lease Agreement as of the date first above written.

WITNESS:	ASSIGNEE:

GLADSTONE COMMERCIAL LIMITED
PARTNERSHIP, a Delaware limited partnership,

By: Gladstone Commercial Corporation, its general partner

By:

Name:

Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION
OF LEASE AGREEMENT]

Ex. 6.1(h)(3)-Page 5

     IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption of Lease Agreement as of the date first above written.

WITNESS:	GUARANTOR:

ABB INC., a Delaware corporation

By:

Name:

Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION
OF LEASE AGREEMENT]

Ex. 6.1(h)(3)-Page 6

EXHIBIT 6.1(h)(3)

FORM OF AMENDED AND RESTATED MEMORANDUM OF LEASE

RECORDING REQUESTED BY	)
AND WHEN RECORDED MAIL TO:	)
)
________________________.	)
________________________	)
________________________	)
________________________	)
)

The Above Space for County Recorder’s use only

AMENDED AND RESTATED MEMORANDUM OF LEASE

     THIS AMENDED AND RESTATED MEMORANDUM OF LEASE (the “Memorandum of Lease”) is made as of December      , 2003, by and between [GCC SINGLE ASSET ENTITY], a Delaware limited liability company (“Landlord”), and ELSTER ELECTRICITY, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

     WHEREAS, ABB Inc., a Delaware corporation, formerly known as both ABB Automation, Inc. and ABB Power T&D Company, as tenant (“Original Tenant”) and Eastpark Group, II, L.L.C., a North Carolina limited liability company (“Original Landlord”) entered into a certain Lease Agreement dated May 6, 1997 (as subsequently modified and assigned, the “Lease”), pursuant to which Original Landlord leased to Original Tenant certain property containing approximately 58,926 rentable square feet of flex space at the building located at 208 South Rogers Lane, Raleigh, North Carolina 27610, as more particularly described on the attached Exhibit A (the “Property”);

     WHEREAS, Original Landlord, Original Tenant and Tenant entered into that certain Lease Assignment, Assumption and Modification Agreement (the “Modification Agreement”) dated as of May 1, 2003, pursuant to which Original Tenant assigned all of its right, title and interest in and to the Lease to Tenant;

     WHEREAS, Original Landlord assigned all of its right, title and interest in and to the Lease to Landlord pursuant to that certain Assignment and Assumption of Lease Agreement dated as of December      , 2003; and

     WHEREAS, Landlord and Tenant wish to set forth certain terms and provisions contained in the Lease and record this Memorandum of Lease to give notice to third parties of the existence of the Lease and Tenant’s interest thereunder.

Ex. 6.1(h)(3)-Page 7

     NOW THEREFORE, Landlord and Tenant hereby agree as follows:

C.     Landlord and Tenant hereby acknowledge and memorialize the demise and lease of the Property pursuant to the Lease during the term set forth in Paragraph 2 below. All capitalized terms used herein and not defined shall have the meanings set forth in the Lease.

D.     The Term of the Lease shall expire on July 31, 2010. Tenant has the option to extend the Term for one (1) extension period of five (5) years, creating a final expiration date of July 31, 2015.

E.     In the event of any conflict between the provisions hereof and the provisions of the Lease, the provisions of the Lease shall control.

F.     This Memorandum of Lease shall automatically terminate, without the necessity of the execution of any further document or instrument, upon the date of termination or expiration of the Lease (or of Tenant’s right to possession thereunder, whichever occurs first). Although this Memorandum of Lease shall automatically terminate as set forth in the preceding sentence, Tenant, upon the request of Landlord, shall execute and acknowledge a document confirming the termination of this Memorandum of Lease. Should Tenant fail to execute such termination, Landlord is hereby granted a power of attorney for purposes of executing a termination of this Memorandum of Lease.

G.     This Memorandum of Lease may be executed and delivered in any number of counterparts, each of which so executed and delivered will be deemed an original and all of which shall constitute one and the same instrument.

(SIGNATURE PAGE FOLLOWS)

Ex. 6.1(h)(3)-Page 8

     IN WITNESS WHEREOF, the parties have executed this Memorandum of Lease as of the date first above written.

LANDLORD:

[GCC SINGLE ASSET ENTITY]
a Delaware limited liability company

	By:	,

	a	,

its

By:

Name:

Title:

WITNESS/ATTEST:	TENANT:

ELSTER ELECTRICITY, LLC,
a Delaware limited liability company

By:

Name:

Title:

Ex. 6.1(h)(3)-Page 9

STATE OF	)
	)	ss:
COUNTY OF	)

     On      , 2003, before me,      , Notary Public, personally appeared      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the       of      , a      , as      of [GCC SINGLE ASSET ENTITY], a Delaware limited liability company, the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal.

(Notary Signature)

     (Seal)

Ex. 6.1(h)(3)-Page 10

STATE OF	)
	)	ss:
COUNTY OF	)

     On      , 2003, before me,      , Notary Public, personally appeared                    , personally known to me (or proved to me on the basis of satisfactory evidence) to be the      of      , a      , as      of      , a      , the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person(s) acted, executed the instrument.

     WITNESS my hand and official seal.

(Notary Signature)

     (Seal)

Ex. 6.1(h)(3)-Page 11

EXHIBIT “A”

Legal Description of Property

Ex. 6.1(h)(3)-Page 12

EXHIBIT 11.1(c)

DEED

Excise Tax $
Recording Time, Book and Page

Tax Lot No.____________________________________________ Parcel Identifier No. ______________________
Verified by _________________________________________ County on the ___________ day of ___________________________ , 20
by

Mail after recording to

This instrument was prepared by ELLIS & WINTERS LLP, P. O. Box 33550, Raleigh, NC 27636 (MGW)

Brief Description for the index         _______________________________________________

NORTH CAROLINA SPECIAL WARRANTY DEED

THIS DEED made this _____ day of _____________, 2003, by and between

GRANTOR	GRANTEE

Enter in appropriate block for each party: name, address, and, if appropriate, character of entity, e.g., corporation or partnership.

The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors, and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that the Grantor, for a valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell and convey unto the Grantee in fee simple, all that certain lot or parcel of land situated in the City of      ,       Township,       County, North Carolina and more particularly described as follows:

N.C. Bar Assoc. Form No. 6 © 1977
Printed by Agreement with the N.C. Bar Assoc. #003

The property hereinabove described was acquired by Grantor by instrument recorded in Book      , Page      , Wake County Registry.

TO HAVE AND TO HOLD the aforesaid lot or parcel of land and all privileges and appurtenances thereto belonging to the Grantee in fee simple.

And the Grantor covenants with the Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under or through Grantor, except for the exceptions hereinafter stated.

Title to the property hereinabove described is subject to the following exceptions:

See attached Exhibit A.

IN WITNESS WHEREOF, the Grantor has hereunto set his hand and seal, or if corporate, has caused this instrument to be signed in its corporate name by its duly authorized officers and its seal to be hereunto affixed by authority of its Board of Directors, the day and year first above written.

EASTPARK GROUP II, L.L.C.,
a North Carolina limited liability company

By: Capital Associates Limited Partnership,
a North Carolina limited partnership, Manager

By:

Hugh D. Little, General Partner

STATE OF _____________________________
County .of ______________________________

I,      , a Notary Public of the County and State aforesaid, certify that      , personally appeared before me this day and acknowledged that he is a General Manager      , LLC, a      limited liability company, and further acknowledged the due execution of the foregoing instrument. Witness my hand and official stamp or seal, this                      day of      , 2003.

My commission expires:	Notary Public

Ex. 11.1(c)-Page 1

EXHIBIT 11.1(d)

FIRPTA CERTIFICATE

     Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person or entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Eastpark Group II, LLC (the “Company”), the undersigned hereby certifies the following on behalf of the Company:

     1.     The Company is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

     2.     The Company’s U.S. Employer identification number is      ; and

     3.     The Company’s office address is:

1100 Crescent Green, Suite 115
Cary, North Carolina 27511

     The undersigned, as      of the Company, understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

     Under penalties of perjury, the undersigned, as      of the Company, declares that the undersigned has examined this certification and that, to the best of the undersigned’s knowledge and belief, it is true, correct and complete, and the undersigned further declares that the undersigned has authority to sign this document on behalf of the Company.

EASTPARK GROUP II, L.L.C., a North Carolina
limited liability company

By: Capital Associates Limited Partnership, a
North Carolina limited partnership, Manager

By:

Hugh D. Little, General Partner

Ex. 11.1(d)-Page 1

EXHIBIT 11.1(e)

OWNER’S CERTIFICATE RE: REPRESENTATIONS AND WARRANTIES

     THIS OWNER’S CERTIFICATE (this “Certificate”), is made as of            , 200     , by Eastpark Group II, LLC, a North Carolina limited liability company, having an address at 1100 Crescent Green, Suite 115, Cary, North Carolina 27511 (“Owner”), to Gladstone Commercial Limited Partnership, a Delaware limited liability company (the “Company”), having an address at      , in connection with the sale of certain land and improvements located at      , as further identified on Exhibit A attached hereto (collectively, the “Property”).

W I T N E S S E T H:

     WHEREAS, Owner and [Gladstone Commercial Corporation (“GCC”)], an affiliate of the Company, entered into that certain Purchase Agreement dated as of      , 200     (the “Agreement”), for the sale of the Property.

     [WHEREAS, GCC assigned all of its rights and interests in and to the Agreement to the Company by that certain Assignment and Assumption of Purchase Agreement dated as of      , 200     .]

     WHEREAS, Section 5.1 of the Agreement requires the delivery of this Certificate.

     NOW THEREFORE, Owner does hereby certify to the Company that, in accordance with Section 5.1 of the Agreement, each of the representations and warranties of Owner as and to the extent contained in the Agreement are true and correct as of the date hereof, except to the extent written notice was provided pursuant to Section 5.1 of the Agreement.

Ex. 11.1(e)-Page 1

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

WITNESS:	OWNER:

EASTPARK GROUP II, LLC, a North Carolina limited liability company

By: Capital Associates Limited Partnership, a North Carolina limited partnership, Manager

By:	By:
Name:	Hugh D. Little, General Partner
Title:

THE COMPANY:
GLADSTONE COMMERCIAL LIMITED PARTNERSHIP
a Delaware limited partnership

By: Gladstone Commercial Corporation,
its general partner

By:	By:
Name:	Name:
Title:	Title:

EXHIBITS:

Exhibit A – Legal Description

Ex. 11.1(e)-Page 2